Exhibit 99.1
Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500
[Enterprise Graphic]
ENTERPRISE PRICES $1.25 BILLION OF
SENIOR UNSECURED NOTES
     Houston, Texas (Wednesday, August 10, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $650 million of senior unsecured notes due on February 15, 2022 (“February 2022 Notes”), and $600 million of senior unsecured notes due on February 15, 2042 (“February 2042 Notes”). The net proceeds from the offering are expected to be used to temporarily reduce borrowings under EPO’s multi-year revolving credit facility and for general company purposes.
     The February 2022 Notes will be issued at 99.790 percent of their principal amount, and will have a fixed-rate interest coupon of 4.05 percent. The February 2042 Notes will be issued at 99.887 percent of their principal amount, and will have a fixed-rate interest coupon of 5.70 percent. The expected settlement date for the offering is August 24, 2011. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
     Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Barclays Capital Inc. at (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, Citigroup Global Markets Inc. at (877) 858-5407, Mizuho Securities USA Inc. at (866) 271-7403, SunTrust Robinson Humphrey, Inc. at (800) 685-4786 or Wells Fargo Securities, LLC at (800) 326-5897.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include approximately 50,200 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information, visit www.enterpriseproducts.com.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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